Exhibit e 2

SOLICITING DEALER AGREEMENT

NYLIFE DISTRIBUTORS LLC

NYLIM Center

169 Lackawanna Avenue

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We are the principal underwriter of the open-end investment companies sponsored, advised or administered by New York Life Investment Management LLC (“NYLIM,” or series thereof, the “NYLIM Funds”) or its affiliate, and/or we have agreements with the principal underwriters of certain other open-end investment companies (or series thereof, the “Other Funds” and, together with the NYLIM Funds, the “Funds”) as referenced on the attached “Fund Schedule.” We hereby offer to sell shares of the Funds (collectively the “Shares”) to you upon the following terms and conditions:

1.	The terms of the offering of the Shares are more fully described in the current prospectus and statement of additional information for each Fund (together, the “Prospectus”), receipt of which you hereby acknowledge. You agree to abide by the terms of the Prospectus, and to the extent that the Prospectus contains provisions that are inconsistent with the terms of this Agreement the terms of the Prospectus shall be controlling.

2.	You hereby represent, warrant and covenant that you are, and shall remain, duly and validly organized, validly existing and in good standing under the laws of the state in which you are organized, with full and proper power and authority to enter into and perform the terms of this Agreement. You further covenant that the person signing on your behalf is properly authorized to execute this Agreement and that this Agreement constitutes a valid and binding contract between you and us, enforceable in accordance with its terms.

3.	You represent and confirm that you and your registered principals are not presently the subject of an action by any governmental, regulatory or judicial authority and agree to promptly notify us in the event of any such action. You also represent and warrant that for sales of Shares to the public you and your agents and employees are and will remain duly registered and licensed to offer and sell Shares in those jurisdictions in which you do so. You will not offer the Funds for sale in any state or other jurisdiction where they are not qualified for sale or exempt from qualification under the laws and regulations of such state or other jurisdiction. You further covenant that you will promptly notify us of any change in your or your agents’ or employees’ registered or licensed status in any jurisdiction in which you or your agents or employees have been offering or selling Shares.

4.	You represent, warrant and covenant that you are registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that you are exempt from such registration, and that you are a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or that you are exempt from FINRA membership. You agree that you will immediately advise us of any termination or suspension of your broker-dealer registration or FINRA membership or your exemption therefrom.

5.

(a) You agree to abide by the FINRA’s Conduct Rules, as well as all applicable state and federal laws and rules and regulations of authorized regulatory agencies thereunder, including all compensation disclosure obligations imposed on you pursuant to FINRA Rule 2830 and Rule 10b-10 under the Exchange Act. You agree not to offer or sell any Shares except under circumstances that will result in compliance with such laws, rules and regulations, including a review by you of the product’s suitability for the customer, including the suitability of the class of Shares sold, and compliance with any requirements regarding delivery of the Prospectus, periodic reports, proxy solicitation materials and other Fund documents to your customers investing in the relevant Funds. You specifically agree not to permit any late trading or abusive short-term trading in the Funds and agree to cooperate with the Funds in identifying and restricting market timers. You agree to make sales of Shares only to purchasers within the United States.

(b) You understand that the Funds are generally offered in more than one class of Shares in accordance with each Fund’s Prospectus. You agree that you are responsible for determining whether a Fund is suitable for your client and also for determining which class of that Fund’s Shares is suitable for your client.

(c) You understand and agree that, pursuant to Rule 12b-1(h) under the Investment Company Act of 1940, as amended (the “1940 Act”), the Funds will not compensate you for any promotion or sale of Shares by directing to you (i) any portfolio securities transactions of the Funds, or (ii) any remuneration received from the Funds’ portfolio transactions effected through any other broker-dealer.

6.	You hereby represent that you are a member in good standing of the Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) System of the SCC Division of the National Securities Clearing Corporation (the “NSCC”), authorized to utilize the Fund/SERV service in accordance with the NSCC’s Rules and Regulations.

7.	It is understood that nothing in this Agreement shall be construed to establish a joint venture between us or establish either of us as an agent, partner, or employee of the other, nor shall anything in this Agreement be construed to establish you or any Fund or Plan as an agent, partner or employee of the other. It is understood that you have no authority to act as an agent for us or the Funds, except as limited agent for the purpose of accepting orders from your customers. You agree that all purchases of Shares from us shall be made only to cover orders already received by you or for your own bona fide investment. You agree that you will not withhold placing customers’ orders for Shares so as to profit yourself as a result of such withholding. We are not endorsing, recommending or otherwise involved in any of your investment products involving the Funds, including any Fee-Based Program (as may be defined in the Fund Schedule).

8.	You authorize and instruct us, the Funds, and our affiliates to accept, rely upon and carry out instructions received from you or your affiliates with respect to any purchase, redemption, exchange or other matter in connection with your customers’ Fund or Plan accounts. All orders for purchases of Shares received from you and accepted by us will be at the public offering price applicable to each order, as established by the relevant Prospectus. All orders for the purchase and exchange of Shares accepted by you prior to the close of the New York Stock Exchange (“NYSE”) (usually 4:00 p.m., Eastern time) must be transmitted prior to the close of the NYSE. To the extent that you transmit orders after the close of the NYSE for processing at that day’s net asset value, you represent and warrant that any such order will (a) have been placed by your customer prior to the close of the NYSE or (b) be necessary to correct your error in processing a customer trade properly placed prior to the close of the NYSE. All orders are subject to acceptance by us in our sole discretion, and purchases become effective only upon confirmation. The procedures relating to the handling of orders shall be subject to instructions which we shall advise you from time to time. We will not accept from you any conditional orders for the purchase, sale or redemption of Shares, and you agree that prior to execution of an application for a purchase of Shares by a discretionary account, you will obtain (a) the prior written approval of the purchaser, and (b) a record of the date on which this discretion was granted.

9.	(a) You agree that you will not purchase, as principal, any Shares from others at a price lower than the redemption price next quoted by us as agent for the Funds following receipt of the request for redemption. Nothing in this Agreement, however, shall prevent you from selling Shares for the account of a record owner to us or the issuer at the redemption price next quoted by us as agent for the Funds and charging the record owner a fair commission for handling the transaction or reasonable fees to customers participating in a Fee-Based Program.

(b) You agree to provide to the Funds, upon written request (“Request”) by the Funds or their designee, the following information regarding every purchase, redemption, transfer, or exchange of shares held through an account maintained by you during the period covered by the request: (i) the taxpayer identification number (“TIN”) or social security number, or the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), and account number, if known, of any or all holders of shares (“Shareholder(s)”) of the account; (ii) the gross transaction amount; the trade date and confirm date; (iii) the broker-dealer name, broker-dealer number, branch code, representative name, representative code, or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known); (iv) the transaction type (purchase, redemption, transfer, or exchange); and (v) the Fund name and CUSIP symbol.

(b)(1)    Requests must set forth a specific time period, not to exceed 90 days from the date of the request, for which transaction information is sought. We may request transaction information older than 90 days from the date of the request as we deem necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

(b)(2)    You agree to provide, promptly upon request of the Funds or their designee, the requested information specified above in Section 9(b). If requested by the Funds or their designee, you agree to use best efforts to determine promptly whether any specific person about whom you have received the identification and transaction information specified above in Section 9(b) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Funds or their designee, promptly either: (i) provide (or arrange to have provided) to the Funds the requested information for Shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing Fund Shares in nominee name on behalf of other persons. In such instance, you agree to inform the Funds whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the National Securities Clearing Corporation Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940, as amended.

(b)(3)    You agree to execute written instructions from the Funds or their designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Funds or their designee as having engaged in transactions of the Fund’s Shares (directly or indirectly through the account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

10.	(a) In the case of any Fund shares sold with a front-end sales load, customers may be entitled to a reduction in sales load on purchases made from a Fund which utilizes a letter of intent (“Letter of Intent”) in accordance with such Fund’s Prospectus. In such case, our dealer reallowance will be paid based upon the reduced sales load, but adjustment to a higher dealer reallowance will be made in accordance with the Prospectus of the applicable Fund to reflect the investor’s actual purchases if he should fail to fulfill his Letter of Intent.

(b) Subject to and in accordance with the terms of the Prospectus of each Fund sold with a front-end sales load, a reduced sales load may be applicable with respect to customer accounts through a right of accumulation under which customers are permitted to purchase shares of a Fund at the then current public offering price per share applicable to the total of (i) the dollar amount of shares then being purchased plus (ii) an amount equal to the then current net asset value of the customer’s combined holdings of the shares of such Fund and of any other open-end registered investment companies as may be permitted by the applicable Fund Prospectus. You agree to calculate the applicable front-end sales load charged in connection with the sale of the Funds’ shares in accordance with those rights of accumulation. In such case, we agree to furnish to you if orders are made by wire, or to the transfer agent as such term is defined in the Prospectus of each Fund (the “Transfer Agent”) if orders are made by mail, sufficient information to permit your confirmation of qualification for a reduced sales load; acceptance of the purchase order is subject to such confirmation.

(c) With respect to Fund shares sold with a front-end sales load, we agree to advise you promptly at your request as to amounts of any and all sales by us qualifying for a reduced sales load.

11.	Payment for Shares ordered from us must be received by us within three business days after our acceptance of your order, or within such shorter time as is prescribed by the applicable Prospectus or federal securities laws. If payment for the Shares is not so received by us, we reserve the right, without notice, to cancel the sale without any responsibility or liability on our part or on the part of the Funds, at our option, to sell the Shares ordered back to the relevant Fund(s) (in either case we may hold you responsible for any loss, including loss of profit, suffered by us resulting from your failure to make payment as aforesaid, including, if applicable, your failure to make payment in accordance with the NSCC’s Rules and Regulations and any agreements thereunder).

12.	You agree that if any Shares sold to you by us under the terms of this Agreement are tendered for redemption within seven business days after the date of confirmation of the original purchase by you, you shall forfeit your right to any compensation received by or allowed to you on the sale of such Shares hereunder. We agree to notify you of any such redemption within ten business days, and you agree to forthwith refund to us the full discount or other compensation received by or allowed to you.

13.	You will be compensated in accordance with the attached “Fund Schedule” which, anything herein to the contrary notwithstanding, is subject to change by us at any time and from time to time, but no such changes shall affect amounts payable to you on orders accepted by us prior to any such changes. Service Fees or Distribution Fees (as indicated on the Fund Schedule) will be paid quarterly at the applicable annual rate indicated on the Fund Schedule and will be based on the average daily net asset value of your customers’ Shares held during the quarter. Amounts of less than $25 will not be paid. In addition, you will not be paid any purchase commissions on purchases resulting from the reinvestment of dividends or distributions or any compensation on purchases of Shares of any money market Fund.

14.	Neither you nor any other person, including any person associated with you, is authorized or permitted to give any information nor to make any representations concerning the Shares or the Funds other than those contained in the applicable Prospectus or any advertising material or sales literature supplied or approved by us. You agree that you will rely solely on the representations contained in the Prospectus and aforementioned advertising material or sales literature when purchasing Shares from us. Any supplemental sales literature, if distributed, must be preceded or accompanied by the relevant Prospectus currently in effect. Advertisements and sales literature provided by us that are designated as being for broker-dealer use only may not be disseminated to the public. You further agree that you will not disseminate or publish any advertising material or sales literature relating to your solicitation of purchases of Shares (a) which has not been approved in writing in advance by us and (b) the form of which has not been submitted to the FINRA.

15.	You will (a) provide us with reasonable access to your offices and representatives and mutual fund and, if applicable, Fee-Based Program sales support personnel and their meetings, including conference calls, national and regional sales conferences and training programs on a regular basis, (b) provide a copy of your most recent Financial Intermediary Controls and Compliance Assessment, if available, and (c) include descriptions of the Funds in internal sales materials and any electronic information displays; provided, that you will not disseminate or publish any advertising material or sales literature (including electronic media) relating to your solicitation of purchases of Shares other than in accordance with this Agreement.

16.	We agree that additional copies of the Prospectus, periodic reports, proxy solicitation materials, advertising material, sales literature, and application forms for the purchase of Shares and other Fund or Plan documents will be supplied by us to you in reasonable quantities upon request.

17.	You agree that the Funds shall have no liability or responsibility to you regarding (a) any printed information furnished by us to you other than the Prospectus, periodic reports and proxy solicitation materials, and (b) qualifying the Shares for sale in the various states.

18.	You agree not to use the terms “New York Life”; “NYLIFE”; “NYLIM”; “MainStay”; “Cornerstone”; “MacKay Shields”; “MacKay Municipal Managers”; “ICAP”; “Epoch”; “NYL Investors”; or the names of their affiliates, or any combination thereof, or to make any other references to a Fund, its adviser or principal underwriter, or a Plan whether in writing, by radio or television, or through any other advertising media, without our prior written approval.

19.	You agree that we shall have full authority to take such action as we may deem advisable in respect to all matters pertaining to the offering of Shares, and we reserve the right, in our discretion, to suspend sales or withdraw the offering of Shares entirely without prior notice to you. We shall be under no liability to you except for lack of good faith in performing our obligations expressly assumed by us in this Agreement and liabilities under Section 11(f) of the Securities Act of 1933, as amended (the “Securities Act”), and no obligations on our part shall be implied or inferred from this Agreement.

20.	(a) You shall reimburse, indemnify and hold harmless us, our directors, officers, employees, agents and affiliates for any direct or indirect liability, loss, actual and compensatory damages, and expense (including reasonable attorneys’ fees and costs) arising directly or indirectly out of: (i) the acts or omissions of you or your registered agents or employees, including the unauthorized use of advertising materials or sales literature, misrepresentations or omissions, unlawful sales practices, failure to supervise or violation of any applicable laws, rules and regulations, including, but not limited to, those of the SEC, FINRA and the NSCC; (ii) any breach of the representations, warranties, conditions or other provisions of this Agreement; (iii) claims by your agents or employees for any type of remuneration or compensation; (iv) the payment of redemption proceeds for your customers’ Shares; (v) any claims in connection with your failure to comply with the forward pricing requirements of Rule 22c-1 under the 1940 Act; and (vi) any claims in connection with late trading or market timing transactions effected through you on an other than fully-disclosed basis. This right of indemnification will survive the termination of this Agreement.

(b) We shall reimburse, indemnify and hold harmless you, your directors, officers, employees, agents and affiliates for any direct or indirect liability, loss, actual and compensatory damages, and expense (including reasonable attorneys’ fees and costs) arising directly or indirectly out of: (i) the acts or omissions of us or our registered agents or employees, including violation of any applicable laws, rules and regulations, including, but not limited to, those of the SEC, FINRA and the NSCC; (ii) any breach of the representations, warranties, conditions or other provisions of this Agreement; or (iii) any untrue statement of a material fact contained in any Fund’s registration statement or any offering documents, or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. This right of indemnification will survive the termination of this Agreement.

(c) Each party hereto agrees to notify the other party within a reasonable time of any claims which might involve liability on the part of the other party.

21.	The Fund Schedule is incorporated by reference into and made a part of this Agreement. We agree that this Agreement shall be governed by and construed in accordance with the laws of the state of New York and that all disputes among the parties to this Agreement shall be submitted to arbitration in accordance with the FINRA’s Code of Arbitration Procedure or successor thereto in effect at the time. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

22.

You and we agree that during the term of this Agreement a party to this Agreement (“Receiving Party”) may receive or have been given access to certain confidential or proprietary information and/or intellectual property or may have or be given access to such information and/or property of the other party (“Disclosing Party”) (collectively, “Confidential Information”). Confidential Information shall mean any and all information, in whatever form or media, including without limitation business and marketing plans, financial records and customer information, unless such information is or becomes publicly available. Confidential Information as defined in this Agreement will also include any and all information within the term “Personal Information” as defined in section 17.02 of the Standards for the Protection of Personal Information of the Residents of the Commonwealth of Massachusetts (“Mass. Data Privacy Law”), as applicable. The parties shall each maintain a written security program designed to protect the security, confidentiality, and integrity of the Confidential Information consistent with federal and state laws and regulations (including the Mass. Data Privacy Law, as applicable). Each party shall reasonably cooperate with the other party’s requests to verify compliance with such program. Receiving Party will not use Confidential Information other than for the purposes of this Agreement and agrees that it will not, without prior written consent of Disclosing Party, disclose Confidential Information to any party other than its employees, directors and officers as necessary to perform this Agreement. Receiving Party shall use best efforts to secure Confidential Information to maintain its confidentiality and integrity and shall cause its employees, officers and directors to whom Confidential Information is disclosed to be informed of and agree to be bound by this provision and any privacy and security guidelines provided by Disclosing Party. If Receiving Party is requested by a court, administrative agency or governmental body to disclose Confidential Information, Receiving Party will promptly notify Disclosing Party in writing (unless Receiving Party reasonably believes that notification is prohibited by the request) so that Disclosing Party may seek an appropriate protective order or waive in writing Receiving Party’s compliance with the provisions of this Agreement. Receiving Party understands and acknowledges that Disclosing Party may sustain irreparable harm as a result of disclosure of Confidential Information. Accordingly, in the event of a breach or threatened breach of this provision, Disclosing Party shall be entitled to preliminary and permanent injunctive relief to preserve its rights hereunder, in addition to any other available action or remedy. Each party or its duly authorized agent will have the right under this Agreement to perform on-site audits of records, accounts and procedures directly pertaining to this Agreement at such party’s facilities in accordance with reasonable procedures and at reasonable frequencies. Upon the earlier of (a) a request of Disclosing Party or (b) the termination of this Agreement, Receiving Party will return all Confidential Information disclosed to it, in whatever form or media, retaining no copies other than as necessary for it to comply with applicable law.

23.	Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

24.	This Agreement may only be amended or waived by a writing signed by both parties. Notwithstanding the foregoing, we reserve the right to amend this Agreement and the Fund Schedule at any time, and you agree that your submission of an order to purchase Shares after written notice of any such amendment has been sent to you shall constitute your agreement to such amendment. This Agreement shall not be assigned by you without our written consent.

25.	Notices to be given shall be addressed as follows, unless the party to whom notice is to be given has specified an alternative means of notification: (a) if to us, to the address specified above, Attention: Chief Operating Officer, with a copy to Office of the General Counsel, at the same address; and (b) if to you, to the address filled in by you below.

26.	Notwithstanding Section 28 below, you agree that if your compensation pursuant to this Agreement is subject (as indicated on the Fund Schedule) to a plan adopted pursuant to Rule 12b-1 (the “Rule 12b-1 Plan”) under the 1940 Act, that this Agreement: (a) will only renew each year so long as such renewal is approved by a vote of the governing board of each Fund (including a majority of the “non-interested” board members (as defined in the 1940 Act) who have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or this Agreement (“Independent Board Members”), (b) may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Board Members, (c) may be terminated by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on not more than 60 days’ written notice, and (d) will automatically terminate upon its assignment. Furthermore, you understand that the Funds’ governing boards will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In connection with such reviews, you will furnish such information as we or they may reasonably request.

27.	You represent and warrant that you have adopted and implemented anti-money laundering policies, procedures and controls that comply and will continue to comply in all respects with the requirements of applicable United States anti-money laundering laws and regulations and those in your home country jurisdiction. You will at all times during your relationship with us strictly adhere to your anti-money laundering policies, procedures and controls. You agree to cooperate with us to satisfy our anti-money laundering due diligence policies, which may include annual anti-money laundering compliance certifications, periodic anti-money laundering due diligence reviews and/or other requests deemed necessary to ensure your compliance with the anti-money laundering laws and regulations.

28.	The terms of this Agreement shall continue in force until terminated by a party upon 30 days’ written notice to the other party. Notwithstanding the foregoing, we shall have the right to terminate this Agreement, without prior notice to you, if:

(a)	you or any of your registered principals become the subject of any investigation or disciplinary action by any governmental, regulatory or judicial authority that has resulted, or for which it appears reasonably likely will result, in the loss or suspension of any registration, membership or license referred to in this Agreement;

(b)	your ability to perform your obligations under this Agreement have become or are reasonably likely to become impaired; or

(c)	you otherwise breach any of the representations and warranties set forth in this Agreement. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except those contained in Sections 11, 18, 19, 20, and 22.

NYLIFE DISTRIBUTORS LLC

By:

Title

Date

ACCEPTED:

Firm Name

Address

By:
Title

Date

FUND SCHEDULE

The terms of this Agreement shall apply to the available series and classes of open-end investment companies sponsored, advised or administered by New York Life Investment Management LLC or its affiliate, for which NYLIFE Distributors LLC serves as principal underwriter. Compensation for the sale and/or servicing of such shares shall be in accordance with the terms of the current prospectus and the following table:

Class	Dealer Reallowance on Purchases	Distribution and/or Service (Rule 12b-1 Plan) Fees	Finder’s Fee on Initial Purchases of $1,000,000 or more
Investor Class	As provided in current prospectus/statement of additional information	0.25% per annum[2]	As provided in current prospectus/statement of additional information
A	As provided in current prospectus/statement of additional information	0.25% per annum[1]	As provided in current prospectus/statement of additional information
B	4.00% of offering price	0.25% per annum[2]	N/A
C	1.00% of offering price	1.00%* per annum [2]	N/A
I	N/A	N/A	As provided in current prospectus/statement of additional information
R1	N/A	N/A	N/A
R2	N/A	0.25% per annum	N/A
R3	N/A	0.50% per annum	N/A

Notwithstanding the foregoing, for sales through Fee-Based Programs:

•	You will sell Class I shares or Class A shares of the Funds at net asset value (without a sales charge) in a fee-based program made available to your customers (the “Fee-Based Program”).

•	If Class A shares, you will be paid Distribution Fees at a rate of 0.25% per annum, subject to continued effectiveness of the Fund’s Rule 12b-1 Plan.

•	No fees will be paid on Class I shares, unless otherwise agreed to between the parties in writing.

[1]	After commissionable sales are held in a shareholder’s account for one year or more. Payment is subject to continued effectiveness of the Fund’s Rule 12b-1 Plan.
*	0.50% for Class C shares of MainStay California Tax Free Opportunities Fund, MainStay New York Tax Free Opportunities Fund, and MainStay Tax Free Bond Fund.

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